ZBB Energy Reports Second Quarter Results for Fiscal Year 2012

ZBB EnerStore and ZBB EnerSection Expected to Begin Commercial Production and Shipment in Q3 Fiscal Year 2012

MILWAUKEE, WI -- (Marketwire - February 09, 2012) - ZBB Energy Corporation (NYSE Amex: ZBB), the leading developer of intelligent, renewable energy power platforms, today reported revenues of $440,921 and $2,078,778 for the three and six months ended December 31, 2011, respectively, representing increases of $206,240 and $1,844,097 compared to the corresponding fiscal 2011 periods. Net loss on the basis of accounting principles generally accepted in the United States (GAAP) was $4.4 million or $0.14 per share in the six months ended December 31, 2011, compared with $3.9 million or $0.22 per share in the six months ended December 31, 2010.

The increase in revenues of $1,844,097 for the six months ended December 31, 2011 was due primarily to the inclusion of $1,600,000 of revenue from our collaboration agreement with Honam Petrochemical and $389,410 of revenue from sales of Tier Electronics products. ZBB acquired Tier Electronics in January 2011 and commenced our collaboration agreement with Honam in April 2011. Due primarily to revenue from sales of Tier Electronic products, commercial product sales revenues increased by $417,286 in the six months ended December 31, 2011 as compared to the corresponding fiscal 2011 period. Due to revenue under the Honam collaboration agreement, engineering and development revenues increased by $1,426,811 in the six months ended December 31, 2011 as compared to the corresponding fiscal 2011 period.

Total costs and expenses for the six months ended December 31, 2011 and 2010 were $6,540,596 and $4,033,163, respectively. This increase of $2,507,433 was primarily due to the following:

  Approximately $340,000 of costs of product sales during the fiscal 2012 period compared to approximately $79,000 of costs of products sales during the fiscal 2011 period;
  Approximately $480,000 of costs of engineering and development revenues during the fiscal 2012 period compared to $0 of costs of engineering and development revenues during the fiscal 2011 period;
  Increase in advanced engineering and development expenses of approximately $460,000 due to an increase in the Company's engineering and development activities for its next generation ZBB EnerStore™ energy storage system and ZBB EnerSection™ power and energy control center;
  Increase in selling, general, and administrative expenses of approximately $742,000 due primarily to the inclusion of approximately $537,000 related to Tier Electronics in the fiscal 2012 period and an increase in stock based compensation of $323,000 partially offset by decreases in other expenses;
  Increase in depreciation and amortization expenses of approximately $558,000 primarily due to the amortization of intangible assets related to the Tier acquisition beginning in January 2011.

Due to the above, our net loss for the six months ended December 31, 2011 was $4,405,758 compared to $3,872,575 net loss for the six months December 31, 2010.

Shareholders' equity increased during the second quarter to $4.29 million at December 31, 2011, exceeding the minimum NYSE AMEX requirement of $4.0 million. The Company also regained compliance with the continued listing standards of NYSE Amex in December 2011.

The Company's cash balance at the end of the quarter was $1.7 million. Current backlog exceeds $6.7 million including product backlog of $5.3 million and engineering contract backlog of $1.4 million.

During the three months ended December 31, 2011, the Company's major accomplishments include:

  On-time completion of key milestones for the Honam $3 million collaboration agreement. The remaining task is to build and ship a ZBB EnerStore module to Honam, which is expected to be completed prior to March 31, 2012;
  Completion of ETL certification to UL 1741 standard for the 25kW grid-tie inverter module of the ZBB EnerSection power and energy control center. The certification was completed on January 12, 2012;
  Receipt of formal business license registration by China joint venture company (Meineng Energy) and commencement of China operations in December 2011;
  Signed a joint development and license agreement and a stock purchase agreement with a major global technology company to jointly develop flow batteries. The strategic partner is investing $800,000 to fund the first phases of the joint development project and purchased $700,000 of ZBB common stock at market price;
  Appointed James Ozanne and Charles Stankiewicz to the Company's Board of Directors. Mr. Stankiewicz is also the Executive Vice President - Operations;
  Regained compliance with the continued listing standards of NYSE Amex;
  Closed several key orders:
    ZBB chosen for a smart grid commercial application
    ZBB chosen by Facility Gateway for Lower Valley utility grid interactive energy storage
    ZBB chosen by LEMA Construction for Florida solar park project

"We're very excited about the final commercial launch for both the ZBB Enerstore and the ETL certified ZBB EnerSection that we expect during this current quarter. The process to commercialization has been tough with many foreseen and unforeseen pitfalls. Our team, however, has met every challenge. Our progress to commercialization has been and is a measured and structured course. Key milestones including ETL certification to UL 1741 and V3 design validation were met early this quarter that were essential for our expected upcoming commercial launch. Our backlog grew to $6.7 million with the addition of several key orders and our sales funnel continues to expand with solid prospects. Our near-term goal is, of course, to begin converting the $6.7 million of backlog into revenue as quickly as possible and to continue to close orders," said Eric Apfelbach, President and CEO.

Investor Conference Call - 10:00 a.m. Central time, Thursday, February 9, 2012

A conference call to discuss the financial and operating results and company's outlook will be held on Thursday, February 9, 2012, at 10:00 a.m. US Central (11:00 a.m. Eastern). The conference call will be hosted by Eric Apfelbach, President and CEO, joined by Chuck Stankiewicz, EVP - Operations, and Will Hogoboom, Chief Financial Officer. Brief presentations by Mr. Apfelbach, Mr. Stankiewicz, and Mr. Hogoboom will be followed by a question and answer period.

To participate in the conference call, callers from within the United States and Canada, dial the toll free number (888) 359-3624. For international callers, dial the toll number (719) 325-2217. The conference call participant code is 8047693.

For support during the call press *0 on your phone and a conferencing coordinator will assist you.

The conference call will be simulcast live on the internet at www.zbbenergy.com, then click on 'Investor Relations' and then 'Investor Presentations' or through this link. A replay will be available for 90 days.

A telephonic replay of the presentation will be available following the conference call through March 9, 2012. For callers within the United States and Canada dial the toll free number (888) 203-1112. For international callers, dial the toll number (719) 457-0820. The replay pass code is 8047693.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE Amex: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1998, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices and production facilities are located in Menomonee Falls, WI, USA with offices also located in Perth, Western Australia. For more information, visit: http://www.zbbenergy.com

Safe Harbor
Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                           ZBB ENERGY CORPORATION
        Condensed Consolidated Statements of Operations (Unaudited)

                            Three months ended         Six months ended
                               December 31,              December 31,
                         ------------------------  ------------------------
                             2011         2010         2011         2010
                         -----------  -----------  -----------  -----------
Revenues
  Product sales          $   240,921  $    49,742  $   467,028  $    49,742
  Engineering and
   development               200,000      184,939    1,611,750      184,939
                         -----------  -----------  -----------  -----------
    Total Revenues           440,921      234,681    2,078,778      234,681
                         -----------  -----------  -----------  -----------

Costs and Expenses
  Cost of product sales      187,620       79,058      344,291       79,058
  Cost of engineering
   and development                 -            -      481,107            -
  Advanced engineering
   and development         1,186,352      586,582    1,885,735    1,425,855
  Selling, general, and
   administrative          1,421,690    1,278,261    3,099,687    2,356,989
  Depreciation and
   amortization              410,595       85,178      729,776      171,261
                         -----------  -----------  -----------  -----------
    Total Costs and
     Expenses              3,206,257    2,029,079    6,540,596    4,033,163

                         -----------  -----------  -----------  -----------
Loss from Operations      (2,765,336)  (1,794,398)  (4,461,818)  (3,798,482)
                         -----------  -----------  -----------  -----------

Other Income (Expense)
  Equity in loss of
   investee company          (58,710)           -      (58,710)           -
  Interest income              3,279        2,420        9,968        4,210
  Interest expense           (58,823)     (46,869)    (118,491)     (78,876)
  Other income                   250          573        4,263          573
                         -----------  -----------  -----------  -----------
    Total Other Income
     (Expense)              (114,004)     (43,876)    (162,970)     (74,093)

                         -----------  -----------  -----------  -----------
Loss before provision
 (benefit) for Income
 Taxes                    (2,879,340)  (1,838,274)  (4,624,788)  (3,872,575)

Provision (benefit) for
 Income Taxes               (111,800)           -     (181,800)           -
                         -----------  -----------  -----------  -----------
  Net loss                (2,767,540)  (1,838,274)  (4,442,988)  (3,872,575)
  Net loss attributable
   to noncontrolling
   interest                   37,230            -       37,230            -
                         -----------  -----------  -----------  -----------
Net Loss Attributable to
 ZBB Energy Corporation  $(2,730,310) $(1,838,274) $(4,405,758) $(3,872,575)
                         ===========  ===========  ===========  ===========

Net Loss per share-
  Basic and diluted      $     (0.08) $     (0.09) $     (0.14) $     (0.22)

Weighted average shares-
 basic and diluted:
  Basic                   33,681,776   20,196,322   32,089,356   17,803,353
  Diluted                 33,681,776   20,196,322   32,089,356   17,803,353

                           ZBB ENERGY CORPORATION
                   Condensed Consolidated Balance Sheets

                                                 December 31,
                                                     2011        June 30,
                                                  (Unaudited)      2011
                                                 ------------  ------------
Assets
Current assets:
  Cash and cash equivalents                      $  1,680,543  $  2,910,595
  Accounts receivable, net                            361,238       171,622
  Inventories                                       2,737,483     1,662,850
  Prepaid and other current assets                    144,358        56,462
  Refundable income tax credit                        117,190       164,640
                                                 ------------  ------------
    Total current assets                            5,040,812     4,966,169
Long-term assets:
  Property, plant and equipment, net                5,725,411     4,766,871
  Investment in investee company                    1,582,017             -
  Intangible assets, net                            1,508,119     1,811,507
  Goodwill                                            803,079       803,079
                                                 ------------  ------------
    Total assets                                 $ 14,659,438  $ 12,347,626
                                                 ============  ============

Liabilities and Equity
Current liabilities:
  Bank loans and notes payable                   $    909,560  $    779,088
  Accounts payable                                  1,865,752       961,221
  Accrued expenses                                    471,830       695,273
  Deferred revenues                                 1,836,998     1,528,482
  Accrued compensation and benefits                   120,862       289,996
                                                 ------------  ------------
    Total current liabilities                       5,205,002     4,254,060
Long-term liabilities:
  Bank loans and notes payable                      3,654,717     3,937,056
                                                 ------------  ------------
    Total liabilities                               8,859,719     8,191,116
                                                 ------------  ------------

Equity
  Series A preferred stock ($0.01 par value,
   $10,000 face value)
    10,000,000 authorized, 575.1280 and 355.4678
     issued, preference in liquidation of
     $6,133,947 and $3,715,470 as of December
     31, 2011and June 30, 2011, respectively        6,133,947     3,715,470
  Common stock ($0.01 par value); 150,000,000
   authorized
    36,623,476 and 29,912,415 shares issued           359,324       299,124
  Additional paid-in capital                       65,268,044    60,777,286
  Notes receivable - common stock                  (6,124,890)   (3,707,799)
  Treasury stock - 13,833 shares                      (11,136)      (11,136)
  Accumulated deficit                             (59,749,441)  (55,343,683)
  Accumulated other comprehensive loss             (1,584,961)   (1,572,752)
                                                 ------------  ------------
    Total ZBB Energy Corporation Equity             4,290,887     4,156,510
  Noncontrolling interest                           1,508,832             -
                                                 ------------  ------------
    Total equity                                    5,799,719     4,156,510
                                                 ------------  ------------
    Total liabilities and equity                 $ 14,659,438  $ 12,347,626
                                                 ============  ============

                           ZBB ENERGY CORPORATION
        Condensed Consolidated Statements of Cash Flows (Unaudited)

                                              Six months ended December 31,
                                             ------------------------------
                                                  2011            2010
                                             --------------  --------------
Cash flows from operating activities
Net loss                                     $   (4,442,988) $   (3,872,575)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation of property, plant and
   equipment                                        349,388         171,261
  Amortization of intangible assets                 380,388               -
  Stock-based compensation                          644,640         310,788
  Equity in loss of investee company                 58,710               -
Changes in assets and liabilities
    Accounts receivable                            (189,616)          6,879
    Inventories                                  (1,151,633)        (69,854)
    Prepaids and other current assets               (87,896)       (180,463)
    Refundable income taxes                          47,450               -
    Accounts payable                                904,531         143,363
    Accrued compensation and benefits              (169,134)       (221,153)
    Accrued expenses                               (206,541)        (79,034)
    Deferred revenues                               308,516         214,511
                                             --------------  --------------
  Net cash used in operating activities          (3,554,185)     (3,576,277)
                                             --------------  --------------
Cash flows from investing activities
  Expenditures for property and equipment        (1,307,927)       (318,310)
  Investment in investee company                 (1,640,728)              -
                                             --------------  --------------
  Net cash used in investing activities          (2,948,655)       (318,310)
                                             --------------  --------------
Cash flows from financing activities
  Proceeds from bank loans and notes payable              -       1,300,000
  Repayments of bank loans and notes payable       (151,867)       (219,501)
  Proceeds from issuance of debenture notes
   payable                                                -         517,168
  Proceeds from issuance of Series A
   preferred stock                                2,197,240         490,000
  Proceeds from issuance of Common Stock          1,887,398       1,174,187
  Common stock issuance costs                      (176,934)              -
  Proceeds from noncontrolling interest           1,546,062
                                             --------------  --------------
  Net cash provided by financing activities       5,301,899       3,261,854
                                             --------------  --------------
Effect of exchange rate changes on cash and
 cash equivalents                                   (29,111)          8,587
                                             --------------  --------------
Net decrease in cash and cash equivalents        (1,230,052)       (624,146)
Cash and cash equivalents - beginning of
 period                                           2,910,595       1,235,635
                                             --------------  --------------

Cash and cash equivalents - end of period    $    1,680,543  $      611,489
                                             ==============  ==============

Contact Information:
Dilek Wagner
Financial Reporting Analyst
Investor Relations
ZBB Energy Corporation
T: 262.253.9800, extension 122
Email: dwagner@zbbenergy.com